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                                                                  EXHIBIT 99.1


                            NOTICE OF FULL REDEMPTION

                               APACHE CORPORATION
                     6% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE JANUARY 15, 2002
                          CUSIP NUMBER 037411 AH8, 144A
                         CUSIP NUMBER U00255 AA4, REG S


     NOTICE IS HEREBY GIVEN that pursuant to Section 6 of the Fiscal Agency Agreement, Apache Corporation is exercising its option under the Agreement and the Securities (as defined in the Agreement) to redeem all $172,500,000 principal amount of the Securities. The date for the redemption of such Securities shall be January 15, 1998, at a redemption price of 103% of principal, and accrued interest up to but not including the redemption date. On and after the redemption, interest will cease to accrue on the Securities. Each bearer Security presented for redemption must be delivered with all interest coupons maturing after the redemption date.
     The bonds are convertible at a conversion price of $30.68 per share (equivalent to 32.595 shares of Apache Corporation common stock for each $1,000 principal amount of Debentures) at any time prior to the redemption date. The right to convert registered Securities called for redemption will terminate at the close of business, New York time, on January 14, 1998. The right to convert bearer Securities called for redemption will terminate at the close of business, London time, on January 14, 1998. The right of conversion may be exercised by the holder by delivering the Security at the specified office of the conversion agent accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Security and the duly signed and completed notice of conversion shall have been delivered to the conversion agent. Each Bearer Security delivered for conversion must be delivered with all unmatured coupons with the exception of the January 15, 1998 interest coupon which can be presented in the usual manner for the payment of interest. Registered holders converting after the interest record date of January 1, 1998 will receive the January 15, 1998 interest payment. No fractional shares will be issued on conversion, however cash payment in lieu of fractional shares will be made using the closing price of the day preceding the day of conversion.
     The bonds called for redemption and conversion must be presented at the following offices:

Principal Agent, Registrar, Fiscal Agent,        Fiscal Agent, Paying Agent and
----------------------------------------         ------------------------------
Transfer Agent, Paying Agent and Conversion      Conversion Agent (U.K.)
-------------------------------------------      -----------------------
Agent (U.S.)
------------                                     THE CHASE MANHATTAN BANK
THE CHASE MANHATTAN BANK                         Trinity Tower
55 Water Street, Rm 234-North Bldg.              9 Thomas Moore Street
New York, NY 10041                               London, E1 9YT, England

                      Transfer, Paying and Conversion Agent
                       BANQUE INTERNATIONALE A LUXEMBOURG
                                 69 route d'Esch
                                L-1470 Luxembourg